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                                                                   Exhibit 10.17


                        MARSH & MCLENNAN COMPANIES, INC.

March 25, 1999


Mr. Jeffrey W. Greenberg
950 Park Avenue
New York, New York 10028

Dear Jeff:

On January 21, 1999, you were appointed President of Marsh & McLennan Companies, Inc. (the "Company") and it was announced in a Company press release that you will succeed A.J.C. Smith as Chief Executive Officer by the end of 1999. In consideration of that appointment and subject to the provisions of this letter, the employment agreement dated October 1, 1995 (the "Employment Agreement") between you and Marsh & McLennan Risk Capital Corp., now Marsh & McLennan Capital, Inc. ("Capital"), is terminated retroactive to January 21, 1999. This letter describes the new status of your employment with Marsh & McLennan Companies, Inc., namely:

       o Your future compensation in all respects will be determined by the Compensation Committee of the Board of Directors of the Company.

       o Your new status and the termination of the Employment Agreement will not in any way affect or reduce any rights you may have under any compensation plan, program or award of the Company, including without limitation any stock option award, restricted stock award, restricted stock unit award, deferred compensation award (including without limitation the deferred compensation award described in Section 5(c) of the Employment Agreement) or bonus award you have been granted. For purposes of the foregoing plans, programs and awards, your employment by the Company shall be treated as a continuation of your employment by Capital, and any termination of your employment with the Company shall be treated as a termination of your employment with Capital.

       o In connection with any stock option or other award previously made to you, or any exercise thereof, you shall not be required to execute any non-competition agreement, and any non-competition or non-solicitation agreement previously executed by you shall be null and void. However, you will be required, in connection with any exercise of a stock option, to execute the Company's standard form of non-solicitation agreement (a copy of which is attached as Exhibit A).


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              In the event that a "Change in the Control of the Parent," as defined in the Employment Agreement, occurs before the date on which A.J.C. Smith resigns or otherwise terminates his position as Chief Executive Officer of the Company, and if, on or after the date of such Change in Control, your employment is terminated by the Company without Cause (as defined in the Employment Agreement), or if you resign within 60 days after the date of such Change in Control, you will be entitled to receive all of the compensation and benefits described in Section 7(e) of the Employment Agreement as if that agreement were in effect on the date of such termination. In addition,

                     - You will be entitled to any payments which would be required under Section 8 of the Employment Agreement to the extent those provisions are applicable.

                     - The provisions of Section 9 of your Employment Agreement will also apply, so that you will not be required to mitigate damages after termination of your employment, except as specifically set forth in
                            Section 9.

       o This letter will not affect your right to receive payments according to the terms of any existing carried interest programs or agreement, including without limitation the provisions relating to the Trident Performance Payment in Section 5(f) of the Employment Agreement, subject to the terms of any applicable award letters which were issued to you in connection therewith. It is, however, anticipated that new arrangements with respect to carried interest programs and agreements will shortly be documented by the Company as previously approved by the Compensation Committee of the Board of Directors, and when documented, the new arrangements shall supersede and replace in all respects your rights under any existing carried interest programs or agreements.

If this letter corresponds with your understanding, please indicate your agreement by signing your name in the space indicated below.

                                        Very truly yours,

                                        MARSH & McLENNAN COMPANIES, INC.



                                        By:
                                           -------------------------------------
                                                A.J.C. Smith, Chairman


-------------------------
Jeffrey W. Greenberg

Date:____________________


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